EXHIBIT 99.3
For Immediate Release
Contact:
Michael Watts
Senior director, investor relations and corporate communications
858-410-8673
Carl Hull to Join Gen-Probe as
Executive Vice President and Chief Operating Officer
SAN DIEGO, CA, February 13, 2007 – Gen-Probe Incorporated (NASDAQ: GPRO) announced today that Carl W. Hull, 49, will join the Company tomorrow as executive vice president and chief operating officer.
Mr. Hull, a 25-year veteran of the diagnostics and life sciences industries, will oversee Gen-Probe’s major operating functions, including research and development, manufacturing, and sales and marketing. He joins the Company from Applied Biosystems, where he was vice president and general manager of the Sequence Detection System and Microarrays business unit, which sells genomic testing systems and reagents.
“We are delighted to add Carl’s industry knowledge and operational leadership capabilities to our already strong senior management team,” said Henry L. Nordhoff, Gen-Probe’s chairman, president and chief executive officer. “He will be responsible for continuing to enhance growth, innovation and execution throughout our line functions.”
Before joining Applied Biosystems in 2005, Mr. Hull was chief executive officer of Applied Imaging Corporation. Prior to joining Applied Imaging in 1997, he held a variety of marketing and sales management positions at Ventana Medical Systems and Abbott Laboratories, both in the United States and internationally.
Mr. Hull earned a BA in political science and international relations from The Johns Hopkins University and an MBA from the University of Chicago.
About Gen-Probe
Gen-Probe Incorporated is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective nucleic acid tests (NATs) that are used primarily to diagnose human diseases and screen donated human blood. Gen-Probe has more than 24 years of NAT expertise, and received the 2004 National Medal of Technology, America’s highest honor for technological innovation, for developing NAT assays for blood screening. Gen-Probe is headquartered in San Diego and employs approximately 1,000 people. For more information, go to www.gen-probe.com.
Caution Regarding Forward-Looking Statements
Any statements in this press release about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as believe, will, expect, anticipate, estimate, intend, plan and would. For example, statements concerning plans and objectives of management are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied. Some of these risks, uncertainties and assumptions include, but are not limited to, the risk that management may not be able to enhance growth, innovation and execution at Gen-Probe. The foregoing sets forth some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we file with the SEC, including our most recent annual report on Form 10-K and all subsequent periodic reports. We assume no obligation and expressly disclaim any duty to update forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.
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